UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/17/2010

INFOSPACE, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-25131

Delaware	91-1718107
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

601 108th Avenue NE
Suite 1200
Bellevue, WA 98004
(Address of principal executive offices, including zip code)

425-201-6100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 17, 2010, the Board of Directors of InfoSpace, Inc. approved and adopted the 2010 Executive Bonus Plan (the "Plan"). The Plan provides for annual performance-based cash bonuses to the Company's executive officers. The target bonus amount for each participant is between 40% and 100% of such participant's base salary.

The available bonus for each participant is based upon the Company's achievement of three financial performance measures: (A) 20% of bonus-total revenue; (B) 20% of bonus-normalized revenue (defined as total revenue less specific volatile distribution accounts); and (C) 60% of bonus-normalized EBITDA (defined as earnings before interest, taxes, depreciation and amortization, and excluding non-cash stock compensation and non-recurring, non-operating and transitional cost items). The performance targets established for the Plan will correspond to the operating plan targets approved by the Board of Directors. Available bonuses range from zero to 150% for each component based upon actual performance ranging from zero to 135%. A minimum achievement of 80% of a performance target is required to receive any payment. The available bonus for the achievement of each performance component is independent from the achievement of the other components.

The annual bonus plan also provides discretion to the CEO to apply a multiplier ranging from 80% to 120% of the available bonus for each participant based on the satisfaction of individual performance goals approved by the Compensation Committee of the Board of Directors, so long as the CEO's adjustments have a net $0 effect. Thereafter, the bonus amounts must be approved by the Compensation Committee, which may further adjust the bonus amount as it deems appropriate to reflect changes in the industry, the Company, the executive's job duties or performance, or any other circumstance the Compensation Committee determines should impact bonus awards.

The foregoing description of Plan is qualified in its entirety by reference to the full text of the Plan, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOSPACE, INC.

Date: March 23, 2010	By:	/s/ Alesia Pinney
Alesia Pinney
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	2010 Executive Bonus Plan